SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Chembio Diagnostics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada	88-0425691
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

3661 Horseblock Road
Medford, New York 11763
(631) 924-1135

(Address of Principal Executive Office, including zip code)

2008 Stock Incentive Plan
(Full Name of Plan)

Lawrence A. Siebert
3661 Horseblock Road
Medford, New York 11763
(631) 924-1135

(Name, address, including zip code, and telephone number, including area code, of Agent for Service)

Copy to:
Alan Talesnick, Esq.
James J. Muchmore, Esq.
Patton Boggs LLP
1660 Lincoln Street, Suite 1900
Denver, Colorado 80264
(303) 830-1776

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ( )	Accelerated filer ( )
Non-accelerated filer ( ) (Do not check if a smaller reporting company)	Smaller reporting company (X)

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, par value $.01 per share (3)	433,650	$0.156	$67,649.40	$2.66
Common Stock, par value $.01 per share (4)	4,566,350	$0.156	$712,350.60	$27.99
Total (5):	5,000,000	$0.156	$780,000.00	$30.65

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, (the “Securities Act”) this Registration Statement shall also cover additional shares of Common Stock that may become issuable by reason of any stock split, stock dividend, recapitalization or other similar transactions effected without consideration that results in an increase in the number of the Registrant’s shares of outstanding Common Stock. In addition, this Registration Statement covers the resale by certain Selling Stockholders named in the Prospectus included in and filed with this Form S-8 of certain of the shares of the Registrant’s Common Stock subject to this Registration Statement, for which no additional registration fee is required pursuant to Rule 457(h)(3). In addition, pursuant to Rule 416(c) of the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein.
(2) Solely for the purpose of calculating the registration fee, the offering price per share and the aggregate offering price have been calculated pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, computed on the basis of the market value of the shares of Common Stock on June 18, 2008 estimated in accordance with Rule 457(c).
(3) Represents shares underlying outstanding options granted under the 2008 Stock Incentive Plan.
(4) Represents shares available for future grants under the 2008 Stock Incentive Plan.
(5) Represents total shares underlying options granted, and available for grant, of 5,000,000 under the 2008 Stock Incentive Plan.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) registers shares of common stock, par value $0.01 per share, of Chembio Diagnostics, Inc. (the “Company”), consisting of  (i) shares previously issued upon the exercise of options granted under the Company’s 2008 Stock Incentive Plan (the “2008 Plan”); (ii) shares that will be issued upon the exercise of options granted under the 2008 Plan; and (iii) shares available to be issued under the 2008 Plan.

This Registration Statement contains two parts.  First, the materials that follow Part I of this Registration Statement on Form S-8 (this “Registration Statement”)  up to Part II of this Registration Statement constitute the reoffer prospectus, prepared in accordance with Part I of Form S-3, in accordance with General Instruction C of Form S-8 (the “Prospectus”).  The Prospectus permits reoffers and resales of those shares referred to above that constitute “restricted securities” or “control securities”, within the meaning of Form S-8, by certain of the Company’s stockholders, as more fully set forth therein.  The second part contains information required to be set forth in the registration statement pursuant to Part II of Form S-8.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information required by Part I of this Registration Statement will be sent or given to our employees, officers and directors, as specified by Rule 428(b)(1) under the Securities Act.  Those documents do not need to be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirement of Section 10(a) of the Securities Act.  The Company will provide without charge to any person, upon written or oral request of such person, a copy of each document incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in the Prospectus as set forth in Form S-8), other than exhibits to such documents that are not specifically incorporated by reference, the other documents required to be delivered to eligible employees pursuant to Rule 428(b) under the Securities Act and additional information about the 2008 Plan.  Requests should be directed to the Company’s Secretary at 3661 Horseblock Road, Medford, New York 11763.

REOFFER PROSPECTUS

CHEMBIO DIAGNOSTICS, INC.

433,650 SHARES OF COMMON STOCK
Acquired or to be Acquired by the Selling Stockholders Under
2008 Stock Incentive Plan

  This reoffer prospectus (this “Prospectus”) relates to an aggregate of up to 433,650 shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”), of Chembio Diagnostics, Inc., a Nevada corporation (the “Company”), consisting of 433,650 shares issuable upon exercise of currently outstanding options, which may be offered and sold from time to time by certain stockholders of the Company (the “Selling Stockholders”) who have acquired or will acquire such Shares pursuant to the Company’s 2008 Stock Incentive Plan (the “2008 Plan”).  See “Selling Stockholders”.

This Prospectus covers the offering for resale of (i) shares acquired by the Selling Stockholders prior to the filing of a Registration Statement on Form S-8 by the Company; (ii) shares to be acquired by the Selling Stockholders upon an exercise of currently outstanding options ((i) and (ii) collectively referred to as the “Restricted Shares”); and (iii) shares to be acquired by Selling Stockholders who may be deemed affiliates of the Company after the filing of a Registration Statement on Form S-8 pursuant to options currently held by those Selling Stockholders (“Control Shares”).

Shares acquired pursuant to the 2008 Plan prior to the effective date of a registration statement covering securities issued under the 2008 Plan are “restricted securities” pursuant to Rule 144, whether or not held by affiliates of the Company.  This Prospectus has been prepared for the purpose of registering the shares under the Securities Act to allow for future sales by the Selling Stockholders, on a continuous or delayed basis, to the public without restriction.  The Selling Stockholders may offer for their own account these Shares for resale from time to time.

The Selling Stockholders may sell the Shares covered by this Prospectus through various means, including directly or indirectly to purchasers, in one or more transactions on any stock market on which the Shares are traded at the time of sale, in privately negotiated transactions, or through a combination of these methods.  Each Selling Stockholder that sells any Shares pursuant to this Prospectus may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).  Any commissions received by a broker or dealer in connection with resales of shares may be deemed to be underwriting commissions or discounts under the Securities Act.  For additional information on the Selling Stockholders’ possible methods of sale, you should refer to the section in this Prospectus entitled “Plan of Distribution.”

We will not receive any proceeds from the sale of the Shares being offered by the Selling Stockholders.  We will pay all of the expenses associated with this Prospectus.  Brokerage commissions and similar selling expenses, if any, attributable to the offer or sale of the Shares will be borne by the Selling Stockholder.

Our Common Stock is quoted on the OTC Bulletin Board under the symbol “CEMI.”  On June 18, 2008, the closing bid price of our Common Stock on such market was $0.156 per share.

This investment involves a high degree of risk.  Please see “Risk Factors” beginning on page 3 of this Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this Prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this Prospectus is June 19, 2008.

You should only rely on the information incorporated by reference or provided in this Prospectus or any supplement.  We have not authorized anyone else to provide you with different information.  The Common Stock is not being offered in any state where the offer is not permitted.  You should not assume that the information in this Prospectus or any supplement is accurate as of any date other than the date on the front of this Prospectus.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”).  The reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the Public Reference Room of the Commission at 100 F Street, N.E., Washington, D.C. 20549.  Copies of such material also may be obtained by mail from the Public Reference Room of the Commission, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates.  Information regarding the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330.  Additionally, the Commission maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission and that is located at http://www.sec.gov.

This Prospectus constitutes part of a Registration Statement on Form S-8 filed on the date hereof (herein, together with all amendments and exhibits, referred to as the “Registration Statement”) by the Company with the Commission under the Securities Act.  This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission.  For further information with respect to the Company and the Common Stock, reference is hereby made to the Registration Statement.  Statements contained herein concerning the provisions of any contract, agreement or other document are not necessarily complete, and in each instance reference is made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement or otherwise filed with the Commission.  Each such statement is qualified in its entirety by such reference.  Copies of the Registration Statement together with exhibits may be inspected at the offices of the Commission as indicated above without charge and copies thereof may be obtained therefrom upon payment of a prescribed fee.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus contains forward-looking statements that may be affected by matters outside our control that could cause materially different results.

Some of the information in this Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933.  These statements express, or are based on, our expectations about future events.  Forward-looking statements give our current expectations or forecasts of future events.  Forward-looking statements generally can be identified by the use of forward-looking terminology, such as, “may,” “will,” “expect,” “intend,” “project,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or similar terminology.  They include statements regarding our:

•	financial position;
•	business strategy;
•	budgets;
•	amount, nature and timing of capital expenditures;
•	acquisition risks;
•	operating costs and other expenses; and
•	cash flow and anticipated liquidity.

Although we believe the expectations and forecasts reflected in these and other forward-looking statements are reasonable, we can give no assurance they will prove to have been correct.  They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.  Factors that could cause actual results to differ materially from expected results are described under “Risk Factors” and include:

•	general economic conditions;
•	currency exchange volatility;
•	the risks associated with acquiring and integrating new businesses;
•	our ability to generate sufficient cash flows to operate;
•	availability of capital;
•	the strength and financial resources of our competitors;
•	regulatory risks and developments;
•	our ability to find and retain skilled personnel; and
•	the lack of liquidity of our Common Stock.

Any of the factors listed above and other factors contained in this Prospectus could cause our actual results to differ materially from the results implied by these or any other forward-looking statements made by us or on our behalf.  We cannot assure you that our future results will meet our expectations.

When you consider these forward-looking statements, you should keep in mind these risk factors and the other cautionary statements in this Prospectus.  Our forward-looking statements speak only as of the date made.

SUMMARY

The following summary is qualified in its entirety by the more detailed information and the financial statements and notes thereto appearing elsewhere in, or incorporated by reference into, this Prospectus.  Consequently, this summary does not contain all of the information that you should consider before investing in our Common Stock.  You should carefully read the entire Prospectus, including the “Risk Factors” section, and the documents and information incorporated by reference into this Prospectus before making an investment decision.

This Prospectus relates to 433,650 shares of our Common Stock, consisting of 433,650 shares issuable upon exercise of currently outstanding options, which may be offered for sale from time to time by the Selling Stockholders identified in this Prospectus.  We anticipate that the Selling Stockholders will offer the Shares for sale at prevailing market prices on the OTC Bulletin Board on the date of such sale.  We will not receive any proceeds from these sales.  We are paying the expenses incurred in registering the Shares, but all selling and other expenses incurred by each of the Selling Stockholders will be borne by such Selling Stockholder.

Chembio Diagnostics, Inc.

Our Corporate Information

Chembio Diagnostic Systems Inc. was formed in 1985.  Since inception we have been involved in developing, manufacturing, selling and distributing medical diagnostic tests, including rapid tests that detect a number of infectious diseases.  On May 5, 2004, Chembio Diagnostic Systems Inc. completed a merger through which it became a wholly-owned subsidiary of Chembio Diagnostics, Inc., formerly known as Trading Solutions.com, Inc. (“Chembio” or the “Company”).  As a result of this transaction, the management and business of Chembio Diagnostic Systems Inc. became the management and business of the Company.  Our principal executive offices are located at 3661 Horseblock Road, Medford, New York 11763.  Our telephone number is (631) 924-1135.  Our website address is www.chembio.com.

Our Business

We are a developer, manufacturer and marketer of rapid diagnostic tests that detect infectious diseases.  Our main products presently commercially available are three rapid tests for the detection of HIV antibodies in whole blood, serum and plasma samples, two of which were approved by the FDA last year.  These products employ single path lateral flow technology which we have licensed from Inverness Medical Innovations, Inc. (“Inverness”), who is also our exclusive marketing partner for those two products in the United States under its Clearview® brand.  Inverness launched its marketing of these products in the United States in February, 2007.  Chembio’s two HIV STAT-PAK® rapid HIV tests are marketed outside the United States through different partners and channels under a license from Inverness.  We also have a rapid test for Chagas disease (a parasitic disease endemic in Latin America) as well as a line of rapid tests for tuberculosis, including tests for tuberculosis in animals for which USDA approval for certain tests has been received.

On March 13, 2007 we were issued United States patent # 7,189,522 for our Dual Path Platform (“DPP™”) rapid test system.  We believe that as a result of the patent protection we now have with DPP™, we have a significant opportunity to develop and license many new rapid tests in a number of fields including but not limited to infectious diseases.  We have already completed initial development on some products in this new platform.  We believe the DPP™ provides significant advantages over standard single path lateral flow assays, and we are developing most of our new products using this platform.

Our products are sold to medical laboratories and hospitals, governmental and public health entities, non-governmental organizations, medical professionals and retail establishments.  Our products are sold either under our STAT-PAK® or SURE CHECK® registered trademarks and/or the private labels of our marketing partners, such as the Inverness Clearview® label.

We have a history of losses, and we continue to incur operating and net losses.  We have non-exclusive licenses to lateral flow patents held by Inverness and Abbott Laboratories, Inc., and to reagents including those that are used in our HIV rapid tests.  These licenses do not necessarily insulate us from patent challenges by other patent holders.  We have filed applications for two lateral flow patents that incorporate features that we believe may further protect us from patent challenges.

Our main products are as follows:

•	HIV Rapid Tests: HIV 1/2 STAT-PAK® Cassette, HIV 1/2 SURE CHECK® and HIV 1/2 STAT-PAK® Dipstick;

•	Chagas Rapid Test: Chagas STAT-PAK; and

•	Tuberculosis (TB): Prima TB STAT-PAK and Veterinary products.

We also are in the process of developing rapid tests employing our patented DPP™ technology including, but not limited to, an oral fluid rapid HIV test.

We manufacture all of the products we sell.  All of these products, as well as those that are under development, employ various formats of lateral flow technology.  Lateral flow, whether single or dual path, generally refers to the process of a sample flowing from the point of application on a test strip to provide a test result on a portion of a strip downstream from either the point of application of the sample or of another reagent.  We believe we have expertise and proprietary know-how in the field of lateral flow technology.

Our principal executive offices are located at 3661 Horseblock Road, Medford, New York 11763.  Our telephone number is (631) 924-1135.  Our website address is www.chembio.com.

RISK FACTORS

You should carefully consider each of the following risk factors and all of the other information provided in this Prospectus before purchasing our Common Stock.  The risks described below are those we currently believe may materially affect us.  An investment in our Common Stock involves a high degree of risk, and should be considered only by persons who can afford the loss of their entire investment.

Risks related to our industry, business and strategy

Because we may not be able to obtain necessary regulatory approvals for some of our products, we may not generate revenues in the amounts we expect, or in the amounts necessary to continue our business.

All of our proposed and existing products are subject to regulation in the U.S. by the U.S. Food and Drug Administration, the U.S. Department of Agriculture and/or other domestic and international governmental, public health agencies, regulatory bodies or non-governmental organizations.  In particular, we are subject to strict governmental controls on the development, manufacture, labeling, distribution and marketing of our products.  The process of obtaining required approvals or clearances varies according to the nature of, and uses for, a specific product.  These processes can involve lengthy and detailed laboratory testing, human or animal clinical trials, sampling activities, and other costly, time-consuming procedures.  The submission of an application to a regulatory authority does not guarantee that the authority will grant an approval or clearance for product.  Each authority may impose its own requirements and can delay or refuse to grant approval or clearance, even though a product has been approved in another country.

The time taken to obtain approval or clearance varies depending on the nature of the application and may result in the passage of a significant period of time from the date of submission of the application.  Delays in the approval or clearance processes increase the risk that we will not succeed in introducing or selling the subject products, and we may determine to devote our resources to different products.

Changes in government regulations could increase our costs and could require us to undergo additional trials or procedures, or could make it impractical or impossible for us to market our products for certain uses, in certain markets, or at all.

Changes in government regulations may adversely affect our financial condition and results of operations because we may have to incur additional expenses if we are required to change or implement new testing, manufacturing and control procedures.  If we are required to devote resources to develop such new procedures, we may not have sufficient resources to devote to research and development, marketing, or other activities that are critical to our business.

For example, the European Union and other jurisdictions have recently established a requirement that diagnostic medical devices used to test human biological specimens must receive regulatory approval known as a CE mark, or be registered under the ISO 13.485 medical device directive.  The letters “CE” are the abbreviation of the French phrase “Conforme Européene,” which means “European conformity.”  ISO (“International Organization for Standardization”) is the world’s largest developer of standards with 148 member countries.  As such, export to the European and other jurisdictions without the CE or ISO 13.485 mark is not possible.  Although we are not currently selling products to countries requiring CE marking, we expect that we will do so in the near future in order to grow our business.  While we have recently received ISO 13.485 certification, there are no assurances that we will be able to maintain this certification, in addition we are in the process of implementing quality and documentary procedures in order to obtain CE registration, and we are not aware of any material reason why such approval will not be granted.  However, if for any reason a CE registration is not granted, our ability to export our products could be adversely impacted.

We can manufacture and sell our products only if we comply with regulations of government agencies such as the FDA and USDA.  We have implemented a quality system that is intended to comply with applicable regulations.  Although FDA approval is not required for the export of our products, there are export regulations promulgated by the FDA that specifically relate to the export of our products.  Although we believe that we meet the regulatory standards required for the export of our products, these regulations could change in a manner that could adversely impact our ability to export our products.

Our products may not be able to compete with new diagnostic products or existing products developed by well-established competitors, which would negatively affect our business.

The diagnostic industry is focused on the testing of biological specimens in a laboratory or at the point-of-care and is highly competitive and rapidly changing.  Our principal competitors often have considerably greater financial, technical and marketing resources than we do.  Several companies produce diagnostic tests that compete directly with our testing product line, including but not limited to, Orasure Technologies, Inverness Medical and Trinity Biotech.  As new products enter the market, our products may become obsolete or a competitor’s products may be more effective or more effectively marketed and sold than ours.  Although we have no specific knowledge of any competitor’s product that will render our products obsolete, if we fail to maintain and enhance our competitive position or fail to introduce new products and product features, our customers may decide to use products developed by our competitors, which could result in a loss of revenues and cash flow.

We are developing an oral fluid rapid HIV test as well as other applications utilizing our Dual Path Platform™ technology, which we believe could enhance our competitive position in HIV rapid testing and other fields.  However, we have not completed development of any DPP™ product, and we still have technical, manufacturing, regulatory and marketing challenges to meet before we will know whether we can successful commercialize products incorporating this technology.  There can be no assurance that we will overcome these challenges.

We have granted Inverness exclusive rights to market our SURE CHECK® HIV 1/2 globally and our HIV 1/2 STAT PAK® in the U.S.  Inverness has no rapid HIV tests that are approved for marketing in the U.S., we are not aware of any rapid HIV products that Inverness is even contemplating for the U.S., and Inverness is obligated to inform us of any such products as soon as it is able to do so.  Inverness does have rapid HIV tests manufactured by certain of its subsidiaries outside the U.S. that are being actively marketed outside the U.S., primarily in developing countries.  Our HIV 1/2 STAT PAK cassette and dipstick products compete against these Inverness Products, and we specifically acknowledge in our agreements with Inverness the existence of such other products.  Moreover, except for a product in the HIV barrel field as defined in our agreement with Inverness, Inverness is permitted under our agreements to market certain types of permitted competing rapid HIV tests in the U.S.  Under these conditions, we could choose to terminate the applicable agreement with Inverness or change the agreement to a non-exclusive agreement, and Inverness would expand the lateral flow license granted to the Company to allow the Company to market the product independently or through other marketing partners.  While we believe that Inverness is committed to successfully marketing our products particularly in the U.S. and other developed countries where our products are or become approved for marketing, Inverness may choose to develop or acquire competing products for marketing in the U.S. as well as other markets where they are marketing our SURE CHECK® HIV 1/2 product, and such an action could have at least a temporary material adverse effect on the marketing of these products until such time as alternative marketing arrangements could be implemented.  While we also believe that the expansion of our license to the Inverness lateral flow patents substantially facilitates our ability to make alternative marketing arrangements, there can be no assurance that the modification of marketing arrangements and the possible corresponding delays or suspension of sales would not have a material adverse effect on our business.

In addition, the point-of-care diagnostics industry is undergoing rapid technological changes, with frequent introductions of new technology-driven products and services.  As new technologies become introduced into the point-of-care diagnostic testing market, we may be required to commit considerable additional efforts, time and resources to enhance our current product portfolio or develop new products.  We may not have the available time and resources to accomplish this and many of our competitors have substantially greater financial and other resources to invest in technological improvements.  We may not be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to our customers, which would materially harm our operating results.

We own no issued patents covering single path lateral flow technology, and the field of lateral flow technology is complex and characterized by a substantial amount of litigation, so the risk of potential patent challenges is ongoing for us in spite of our pending patent applications.

Although we have been granted non-exclusive licenses to lateral flow patents owned by Inverness Medical Innovations, Inc. and Abbott Laboratories, Inc., there is no assurance that their lateral flow patents will not be challenged or that licenses from other parties may not be required, if available at all.  In the event that it is determined that a license is required and it is not possible to negotiate a license agreement under a necessary patent, we may be able to modify our HIV rapid test products and other products such that a license would not be necessary.  However, this alternative could delay or limit our ability to sell these products in the U.S. and other markets, which would adversely affect our results of operations, cash flows and business.

On March 13, 2007 our Dual Path Platform Immunassay Device patent application was issued as United States patent no. 7,189,522.  Additional protection for this intellectual property is pending worldwide.  This platform has shown improved sensitivity as compared with conventional platforms in a number of preliminary studies using well characterized HIV, tuberculosis and other samples.  We believe that this new lateral flow platform is outside of the scope of currently issued patents in the field of lateral flow technology, thereby offering the possibility of a greater freedom to operate.  However there can be no assurance that our patents or our products incorporating the patent claims will not be challenged at some time in the future.

New developments in health treatments or new non-diagnostic products may reduce or eliminate the demand for our products.

The development and commercialization of products outside of the diagnostics industry could adversely affect sales of our product.  For example, the development of a safe and effective vaccine to HIV or treatments for other diseases or conditions that our products are designed to detect, could reduce, or eventually eliminate, the demand for our HIV or other diagnostic products and result in a loss of revenues.

We may not have sufficient resources to effectively introduce and market our products, which could materially harm our operating results.

Introducing and achieving market acceptance for our rapid HIV tests and other new products will require substantial marketing efforts and will require us or our contract partners to make significant expenditures.  In the U.S. and other developed world markets where we will begin to market our FDA-approved products through Inverness and through other partners, we have no history upon which to base market or customer acceptance of these products.  In some instances we will be totally reliant on the marketing efforts and expenditures of our contract partners.  If they do not have or commit the expertise and resources to effectively market the products that we manufacture, our operating results will be materially harmed.

The success of our business depends, in addition to the market success of our products, on our ability to raise additional capital through the sale of debt or equity or through borrowing, and we may not be able to raise capital or borrow funds in amounts necessary to continue our business, or at all.

Although our revenues and gross margins increased significantly in recent periods, we sustained significant operating losses in 2007, 2006 and 2005.  At December 31, 2007, we had a stockholders’ equity of $4.2 million and a working capital surplus of $3.2 million.  Our liquidity and cash requirements will depend on several factors.  These factors include:  (1) the level of revenue growth; (2) the extent to which, if any, that revenue growth improves operating cash flows; (3) our investments in research and development, facilities, marketing, regulatory approvals and other investments we may determine to make; and (4) our investment in capital equipment and the extent to which this investment improves cash flow through operating efficiencies.  If our resources are not sufficient to fund our needs through 2008, there are no assurances that we will be successful in raising sufficient capital.

On December 19, 2007, we received $1.1 million pursuant to the exercise of certain warrants.  In spite of this capital raise, there is no guarantee that the Company will be successful in raising additional capital if needed.

Our objective of increasing international sales is critical to our business plan and if we fail to meet this objective, we may not generate revenues in the amounts we expect, or in amounts necessary to continue our business.

We intend to attempt to increase international sales of our products.  A number of factors can slow or prevent international sales, or substantially increase the cost of international sales, including:

•	regulatory requirements and customs regulations;

•	cultural and political differences;

•	foreign exchange rates, currency fluctuations and tariffs;

•	dependence on and difficulties in managing international distributors or representatives;

•	the creditworthiness of foreign entities;

•	difficulties in foreign accounts receivable collection; and

•	economic conditions and the absence of available funding sources.

If we are unable to increase our revenues from international sales, our operating results will be materially harmed.

We rely on trade secret laws and agreements with our key employees and other third parties to protect our proprietary rights, and we cannot be sure that these laws or agreements adequately protect our rights.

We believe that factors such as the technological and creative skills of our personnel, strategic relationships, new product developments, frequent product enhancements and name recognition are essential to our success.  All our management personnel are bound by non-disclosure agreements.  If personnel leave our employment, in some cases we would be required to protect our intellectual property rights pursuant to common law theories which may be less protective than provisions of employment, non-competition or non-disclosure agreements.

We seek to protect our proprietary products under trade secret and copyright laws, enter into license agreements for various materials and methods employed in our products, and enter into strategic relationships for distribution of the products.  These strategies afford only limited protection.  We currently have no foreign patents, although we have several license agreements for reagents.  Our SURE CHECK trademark has been registered in the U.S.

Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain information that we regard as proprietary.  We may be required to expend substantial resources in asserting or protecting our intellectual property rights, or in defending suits related to intellectual property rights.  Disputes regarding intellectual property rights could substantially delay product development or commercialization activities because some of our available funds would be diverted away from our business activities.  Disputes regarding intellectual property rights might include state, federal or foreign court litigation as well as patent interference, patent reexamination, patent reissue, or trademark opposition proceedings in the U.S. Patent and Trademark Office.

To facilitate development and commercialization of a proprietary technology base, we may need to obtain additional licenses to patents or other proprietary rights from other parties.  Obtaining and maintaining these licenses, which may not be available, may require the payment of up-front fees and royalties.  In addition, if we are unable to obtain these types of licenses, our product development and commercialization efforts may be delayed or precluded.

Our continued growth depends on retaining our current key employees and attracting additional qualified personnel, and we may not be able to do so.

Our success will depend to a large extent upon the skills and experience of our executive officers, management and sales, marketing, operations and scientific staff.  Although we have not experienced unusual retention and/or recruitment problems to date, we may not be able to attract or retain qualified employees in the future due to the intense competition for qualified personnel among medical products businesses.

If we are not able to attract and retain the necessary personnel to accomplish our business objectives, we may experience constraints that will adversely affect our ability to effectively manufacture, sell and market our products to meet the demands of our strategic partners in a timely fashion, or to support internal research and development programs.  Although we believe we will be successful in attracting and retaining qualified personnel, competition for experienced scientists and other personnel from numerous companies and academic and other research institutions may limit our ability to do so on acceptable terms.

We have entered into employment contracts with our President, Lawrence Siebert, and our Senior Vice President of Research and Development, Javan Esfandiari.  Due to the specific knowledge and experience of these executives regarding the industry, technology and market, the loss of the services of either one of them would likely have a material adverse effect on the Company.  The contract with Mr. Siebert has a term scheduled to end in May 2009, and the contract with Mr. Esfandiari has a term of three years ending March 2010.  We have obtained a key man insurance policy for Mr. Esfandiari.

We believe our success depends on our ability to participate in large government programs in the U.S. and worldwide and we may not be able to do so.

We believe it to be in our best interests to meaningfully participate in the Presidential Emergency Plan for Aids Relief Program, UN Global Fund initiatives and other programs funded by large donors.  We have initiated several strategies to participate in these programs.  Participation in these programs requires alignment with the many other participants in these programs including the World Health Organization, U.S. Center for Disease Control, U.S. Agency for International Development, non-governmental organizations, and HIV service organizations.  If we are unsuccessful in our efforts to participate in these programs, our operating results could be materially harmed.

We have a history of incurring net losses and we cannot be certain that we will be able to achieve profitability.

Since the inception of Chembio Diagnostic Systems, Inc. in 1985 and through the period ended December 31, 2007, we have incurred net losses.  As of December 31, 2007, we have an accumulated deficit of $35 million.  We incurred net losses of $2.6 million and $5 million in 2007 and 2006, respectively.

We expect to continue to make substantial expenditures for sales and marketing, regulatory submissions, product development and other purposes.  Our ability to achieve profitability in the future will primarily depend on our ability to increase sales of our products, reduce production and other costs and successfully introduce new products and enhanced versions of our existing products into the marketplace.  If we are unable to increase our revenues at a rate that is sufficient to achieve profitability, our operating results would be materially harmed.

To the extent that we are unable to obtain sufficient product liability insurance or that we incur product liability exposure that is not covered by our product liability insurance, our operating results could be materially harmed.

We may be held liable if any of our products, or any product which is made with the use or incorporation of any of the technologies belonging to us, causes injury of any type or is found otherwise unsuitable during product testing, manufacturing, marketing, sale or usage.  Although we have obtained product liability insurance, this insurance may not fully cover our potential liabilities.  In addition, as we attempt to bring new products to market, we may need to increase our product liability coverage which would be a significant additional expense that we may not be able to afford.  If we are unable to obtain sufficient insurance coverage at an acceptable cost to protect us, we may be forced to abandon efforts to commercialize our products or those of our strategic partners, which would reduce our revenues.

Risks related to our Common Stock

Until recently, our Common Stock was classified as penny stock, and it continues to be extremely illiquid, so investors may not be able to sell as much stock as they want at prevailing market prices.

Until recently, our Common Stock was classified as penny stock.  Penny stocks generally are equity securities with a price of less than $5.00 and trade on the over-the-counter market.  As a result, an investor may find it more difficult to dispose of or obtain accurate quotations as to the price of the securities that are classified as penny stocks.  The “penny stock” rules adopted by the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subject the sale of the shares of penny stock issuers to regulations that impose sales practice requirements on broker-dealers, causing many broker-dealers to not trade penny stocks or to only offer the stocks to sophisticated investors that meet specified net worth or net income criteria identified by the Commission.  These regulations contribute to the lack of liquidity of penny stocks.

At the present time, transactions in our Common Stock are not subject to the “penny stock” rules because our average revenue for 2005, 2006 and 2007 exceeded $6 million per year.  However, there can be no assurance that transactions in our Common Stock will not be subject to the “penny stock” rules in the future.

The average daily trading volume of our Common Stock on the over-the-counter market was less than 100,000 shares per day over the three months ended June 18, 2008.  If limited trading in our stock continues, it may be difficult for investors to sell their shares in the public market at any given time at prevailing prices.

Sales of a substantial number of shares of our Common Stock into the public market by the selling stockholders, as well as the exercise of our outstanding warrants on a cash or a cashless basis, may result in significant downward pressure on the price of our Common Stock and could affect the ability of our stockholders to realize the current trading price of our Common Stock.

At the time that this Prospectus is filed with the SEC, a significant number of shares of our Common Stock will be eligible to be immediately sold in the market.  In addition, pursuant to the December 2007 plan (the “Plan”) to simplify our capital structure, certain holders of warrants and options (collectively, the “Non-Employee Warrants”) not including options or warrants issued to employees or directors in their capacity as such may exercise their warrants on a cashless basis.  Certain Non-Employee Warrant holders are now permitted to exercise 9,323,855 warrants on a cashless basis at an exercise price of $0.45 per share at any time on or before June 30, 2008.

The Plan’s cashless exercise provision permits Non-Employee Warrant holders to use any excess of the market price of the Company’s Common Stock over the exercise price of a Non-Employee Warrant as part of the exercise price for another warrant by submitting both warrants at the time of exercise.  Pursuant to the Plan, certain Non-Employee Warrant holders are permitted on or before June 30, 2008 to use the greater of (i) $0.53 or (ii) the VWAP for the ten-trading day period that ends on the second trading day before the exercise date as the value of the Common Stock, so that each Non-Employee Warrant used as part of the exercise price payment will represent the difference between the greater of these two values and the applicable exercise price.

As of June 18, 2008, our Common Stock was trading at $0.156 cents per share.  If a large number of Non-Employee Warrant holders exercise their warrants on a cashless basis on or before June 30, 2008, our stock price could drop.  Even a perception by the market that selling stockholders may sell in large amounts after the Prospectus is filed with the SEC could place significant downward pressure on our stock price.

You will experience substantial dilution upon the exercise warrants underlying common stock that we are currently registering.

There are 433,650 shares of common stock underlying warrants registered in this registration statement, 4,124,940 shares of common stock underlying warrants registered in another registration statement, and 13,098,674 shares of common stock underlying warrants and options registered in another registration statement.  The securities in the previous registration statements were issued by the Company in connection with the Company’s previously completed private placements, and as adjusted in connection with the Company’s December 2007 plan to simplify its capital structure.  As of June 18, 2008, we have approximately 22 million warrants and options outstanding.  As a result, the exercise of the outstanding warrants and options will result in substantial dilution to the holders of our Common Stock.

Our management and larger stockholders exercise significant control over our Company and may approve or take actions that may be adverse to your interests.

As of June 18, 2008, our named executive officers, directors and 5% stockholders beneficially owned approximately 67% of our voting power.  For the foreseeable future, to the extent that our current stockholders vote similarly, they will be able to exercise control over many matters requiring approval by the board of directors or our stockholders.  As a result, they will be able to:

•	control the composition of our board of directors;

•	control our management and policies;

•	determine the outcome of significant corporate transactions, including changes in control that may be beneficial to stockholders; and

•	act in each of their own interests, which may conflict with, or be different from, the interests of each other or the interests of the other stockholders.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders.  The Selling Stockholders will pay any underwriting discounts, commissions and expenses for brokerage, or any other expenses they incur in disposing of the Shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the Shares covered by this Prospectus.

SELLING STOCKHOLDERS

This Prospectus relates to Shares that are being registered for reoffers and resales by Selling Stockholders who have acquired (or, in some cases, may acquire) Shares pursuant to the 2008 Plan. Non-affiliates holding less than 1,000 Restricted Shares issued under the 2008 Plan and who are not named below may use this Prospectus for the offer or sale of those Shares.

Beneficial ownership is determined in accordance with the rules of the Commission, is based upon 60,537,534 shares outstanding as of June 18, 2008, and generally includes voting or investment power with respect to securities. Options to purchase shares of Common Stock that are currently exercisable or exercisable within 60 days of June 18, 2008 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Information regarding the Selling Stockholders, including the number of Shares offered for sale, will be set forth in a prospectus supplement to the extent required. Of the 433,650 shares listed below covered by this Prospectus, 433,650 shares are shares to be issued upon exercise of outstanding options issued pursuant to the 2008 Plan, and are being registered for reoffers and resales by the Selling Stockholders named in the table below. The Selling Stockholders may resell all, a portion, or none of the Shares from time to time.  Certain unnamed non-affiliates, each of whom may sell up to 1,000 shares of common stock issuable upon the exercise of options granted by the 2008 Plan, may use this Prospectus for reoffers and resales.

The address of each stockholder listed below is care of Chembio Diagnostics, Inc., 3661 Horseblock Road, Medford, New York 11763.  The following table sets forth the name and relationship to the Company of each Selling Stockholder and: (1) the number of shares of Common Stock which each Selling Stockholder beneficially owned as of June 18, 2008; (2) the number of shares of Common Stock which each Selling Stockholder may offer pursuant to this Reoffer Prospectus; and (3) (if one percent or more) the percentage of the class to be beneficially owned by such stockholder assuming the sale of all shares offered pursuant to this Prospectus.

Selling Stockholder	Position	Shares Beneficially Owned	Shares Covered Under this Prospectus	Beneficially Owned After the Resale
Davis, Katherine L.	Director	75,650	3,650	-
Merselis, James D.	Director	45,000	180,000	-
Siebert, Lawrence A.	President	8,716,405	250,000	13.78%

TOTALS		8,837,055	433,650

PLAN OF DISTRIBUTION

The Shares covered by this Prospectus are being registered by us for the account of the Selling Stockholders.

The Shares offered by this Prospectus may be sold from time to time directly by or on behalf of the Selling Stockholders in one or more transactions on the OTC Bulletin Board or on any stock exchange on which the Common Stock may be listed at the time of sale, in privately negotiated transactions, or through a combination of these methods. The Selling Stockholders may sell Shares through one or more agents, brokers or dealers or directly to purchasers. These brokers or dealers may receive compensation in the form of commissions, discounts or concessions from the Selling Stockholders and/or purchasers of the Shares, or both. Compensation as to a particular broker or dealer may be in excess of customary commissions. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale or non-sale related transfer. If a Selling Stockholder is an employee, officer or director of the Company, he or she will be subject to the Company’s policies concerning trading and other transactions in the Company’s securities.

Each Selling Stockholder of the Shares and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their Shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  A Selling Stockholder may use any one or more of the following methods when selling the Shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the date of this Prospectus;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this Prospectus.  There is no assurance that the Selling Stockholders will sell all or a portion of the stock being offered hereby.

In connection with the sale of Shares, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Shares in the course of hedging the positions they assume. The Selling Stockholders may also sell the Shares short and deliver these Shares to close out short positions, or loan or pledge the Shares to broker-dealers or other financial institutions that in turn may sell these Shares. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of the Shares, which the broker-dealer or other financial institution may resell pursuant to this Prospectus, or enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

In connection with the sales, a Selling Stockholder and any participating broker or dealer may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions they receive and the proceeds of any sale of Shares may be deemed to be underwriting discounts or commissions under the Securities Act. A Selling Stockholder who is deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M. Regulation M may limit the timing of purchases and sales of shares of our Common Stock by the Selling Stockholders and any other person. Furthermore, Regulation M may restrict, for a period of up to five business days prior to the commencement of the distribution, the ability of any person engaged in a distribution of shares of our Common Stock to engage in market-making activities with respect to these shares. All of the foregoing may affect the marketability of shares of our Common Stock and the ability of any person or entity to engage in market-making activities with respect to shares of our Common Stock.

To the extent required, the Shares to be sold, the names of the persons selling the Shares, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this Prospectus is a part.

We are bearing all of the fees and expenses relating to the registration of the Shares.  Any underwriting discounts, commissions or other fees payable to broker-dealers or agents in connection with any sale of the Shares will be borne by the Selling Stockholders.  In order to comply with certain states’ securities laws, if applicable, the Shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the Shares may not be sold unless the Shares have been registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained and complied with.  Sales of the Shares must also be made by the Selling Stockholders in compliance with all other applicable state securities laws and regulations.

The Selling Stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the Shares against certain liabilities in connection with the offering of the Shares arising under the Securities Act.

We have notified the Selling Stockholders of the need to deliver a copy of this Prospectus in connection with any sale of the Shares.

EXPERTS

Our consolidated financial statements as of December 31, 2007 and December 31, 2006 and for the years ended December 31, 2007, December 31, 2006 and December 31, 2005, incorporated by reference in this Prospectus, and the related financial statement schedule incorporated by reference in this Prospectus, have been audited by Lazar Levine & Felix LLP, a registered independent public accounting firm, as stated in its reports incorporated by reference herein, and are included in reliance upon the reports of such firm given upon its authority as an expert in accounting and auditing. The foregoing financial statements have been incorporated by reference herein in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the Shares being offered hereby has been passed upon for the Company by Patton Boggs LLP. A partner of Patton Boggs LLP owns 225,419 shares of common stock and warrants to purchase 69,930 shares of our common stock.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We disclose important information to you by referring you to documents that we have previously filed with the Commission or documents we will file with the Commission in the future.  We hereby incorporate by reference the following documents into this Prospectus:

•	our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007, filed with the Commission on March 12, 2008;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 (filed with the Commission on May 12, 2008);

•
our Current Reports on Form 8-K filed February 22, 2008, March 21, 2008 (except for Items 7.01 and 9.01 and Exhibits 99.1 and 99.2 contained therein), April 18, 2008 (except for Items 7.01 and 9.01 and Exhibit 99.1), and June 6, 2008 (except for Items 7.01 and 9.01 and Exhibit 99.1 contained therein) pursuant to Section 13 of the Securities Exchange Act of 1934, as amended; and

•
the description of our Common Stock set forth in our prospectus filed pursuant to Rule 424(b) of the Securities Act of 1933 (as amended), filed with the Commission April 2, 2008, and all amendments and reports filed by us to update that description.

Additionally, all documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Prospectus and before the termination or completion of this offering shall be deemed to be incorporated by reference into this Prospectus from the respective dates of filing of such documents.  Any information that we subsequently file with the Commission that is incorporated by reference as described above will automatically update and supersede any previous information that is part of this Prospectus.

Upon written or oral request, we will provide you without charge, a copy of any or all of the documents incorporated by reference, other than exhibits to those documents unless the exhibits are specifically incorporated by reference in the documents.  Please send requests to Chembio Diagnostics, Inc., 3661 Horseblock Road, Medford, New York 11763, or call (631) 924-1135.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified by our bylaws against amounts actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they are a party by reason of being or having been directors or officers of Chembio Diagnostics, Inc. or of our subsidiary.  Our articles of incorporation provide that none of our directors or officers shall be personally liable for damages for breach of any fiduciary duty as a director or officer involving any act or omission of any such director or officer.  Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to such directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by Chembio Diagnostics, Inc. of expenses incurred or paid by such director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication.

NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY SELLING STOCKHOLDER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, IMPLY THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE AS OF WHICH SUCH INFORMATION IS GIVEN. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

CHEMBIO DIAGNOSTICS, INC. HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WASHINGTON, D.C., A REGISTRATION STATEMENT UNDER THE SECURITIES ACT WITH RESPECT TO THE SHARES OFFERED HEREBY. THIS PROSPECTUS OMITS CERTAIN INFORMATION CONTAINED IN THE REGISTRATION STATEMENT. THE INFORMATION OMITTED MAY BE OBTAINED FROM THE SECURITIES AND EXCHANGE COMMISSION UPON PAYMENT OF THE REGULAR CHARGE THEREFORE.

433,650 SHARES

CHEMBIO DIAGNOSTICS, INC.

COMMON STOCK

REOFFER PROSPECTUS

June 19, 2008

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

We hereby incorporate by reference the following documents into this Registration Statement:

•	our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007, filed with the Commission on March 12, 2008;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 (filed May 12, 2008);

•
our Current Reports on Form 8-K filed February 22, 2008, March 21, 2008 (except for Items 7.01 and 9.01 and Exhibits 99.1 and 99.2 contained therein), April 18, 2008 (except for Items 7.01 and 9.01 and Exhibit 99.1), and June 6, 2008 (except for Items 7.01 and 9.01 and Exhibit 99.1 contained therein) pursuant to Section 13 of the Securities Exchange Act of 1934, as amended; and

•
the description of our Common Stock set forth in our prospectus filed pursuant to Rule 424(b) of the Securities Act of 1933 (as amended), filed with the Commission April 2, 2008, and all amendments and reports filed by us to update that description.

All documents we file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

ITEM 4.  DESCRIPTION OF SECURITIES

We incorporate by reference herein the description of our securities set forth in our prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933 (as amended), filed on April 2, 2008, File No. 333-138266.

ITEM 5.  INTEREST OF NAMED EXPERTS AND COUNSEL

The validity of the common stock covered by this Registration Statement has been passed upon for the Company by Patton Boggs LLP. A partner of Patton Boggs LLP owns 225,419 shares of common stock and warrants to purchase 69,930 shares of our common stock.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our articles of incorporation provide for the indemnification of the directors, officers, employees and agents of the Company to the fullest extent permitted by the laws of the State of Nevada.  Section 78.7502 of the Nevada General Corporation Law permits a corporation to indemnify any of its directors, officers, employees or agents against expenses actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except for an action by or in right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, provided that it is determined that such person acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 78.751 of the Nevada General Corporation Law requires that the determination that indemnification is proper in a specific case must be made by (a) the stockholders, (b) the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding or (c) independent legal counsel in a written opinion (i) if a majority vote of a quorum consisting of disinterested directors is not possible or (ii) if such an opinion is requested by a quorum consisting of disinterested directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.  EXHIBITS

The following documents are filed as exhibits to this Registration Statement:

Exhibit
Number                                           Exhibit

4.1                                  2008 Stock Incentive Plan (Incorporated by reference to the Company’s definitive proxy statement on Form DEF 14A filed with the Commission on April 14, 2008.)

5.1                                 Opinion and Consent of Patton Boggs LLP

23.1                               Consent of Lazar Levine and Felix LLP

23.2                               Consent of Patton Boggs LLP (included in Exhibit 5.1)

24.1                               Power of Attorney (included on signature page hereto)

ITEM 9.  UNDERTAKINGS

The registrant hereby undertakes:

(a)(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
Include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply because this Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference to the Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers and controlling persons of the registrant pursuant to the foregoing provision, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that its meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Medford, State of New York, on this 19th day of June 2008.

CHEMBIO DIAGNOSTICS, INC.

By:  /s/ Lawrence A. Siebert
Lawrence A. Siebert
President, Chief Executive Officer and Chairman of the Board

Each person whose signature appears below appoints Lawrence A. Siebert, individually, as true and lawful attorneys-in-fact and agents, with full power of substitution to sign any amendments (including post-effective amendments) to this Registration Statement and to each registration statement amended hereby, and to file the same, with all exhibits and other related documents, with the Commission, with full power and authority to perform any necessary or appropriate act in connection with the amendment(s).

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

By:	/s/ Lawrence A. Siebert	June 19, 2008
Lawrence A. Siebert
President, Chief Executive Officer and Chairman of the Board
(Principal Executive Officer)

By:	/s/ Richard J. Larkin	June 19, 2008
Richard J. Larkin
Chief Financial Officer
(Principal Financial and Accounting Officer)

By:	/s/ Alan Carus	June 19, 2008
Alan Carus
Director

By:	/s/ Dr. Gary Meller	June 19, 2008
Dr. Gary Meller
Director

By:		June 19, 2008
Katherine L. Davis
Director

By:	/s/ James D. Merselis	June 19, 2008
James D. Merselis
Director

EXHIBIT INDEX

Exhibit
Number                                Exhibit

4.1                                  2008 Stock Incentive Plan (Incorporated by reference to the Company’s definitive proxy statement on Form DEF 14A filed with the Commission on April 14, 2008.)

5.1                                  Opinion and Consent of Patton Boggs LLP

23.1                                Consent of Lazar Levine and Felix LLP

23.2                                Consent of Patton Boggs LLP (included in Exhibit 5.1)

24.1                                Power of Attorney (included on signature page hereto)